Exhibit 99.1

Resources Connection Acquires CloudGo Pte Ltd.

Transaction Expands RGP’s Digital Transformation Business in Asia Pacific Region

IRVINE, Calif.--(BUSINESS WIRE)--November 15, 2023--On November 15, 2023, Resources Connection, Inc. (Nasdaq: RGP) (“RGP”), a global consulting firm, closed a transaction to acquire 100% of the equity of CloudGo Pte Ltd. and its subsidiaries (collectively, “CloudGo”). Headquartered in Singapore, CloudGo is a digital transformation firm and one of the fastest growing Elite ServiceNow Partners. CloudGo will be combined with RGP’s Veracity business and will accelerate the expansion of RGP’s digital presence across the Asia Pacific (“APAC”) region.

Founded in 2016 by Rahul Garg and Rory Fitzpatrick, CloudGo rapidly grew its expert capabilities, achieving ServiceNow Elite Partner status in just two years. Today the firm has nearly 80 employees and operations in Singapore, Australia and India. CloudGo is on track to achieve significant revenue growth in 2023.

“We expect the addition of CloudGo will be an important accelerator to the growth of our global digital consulting business,” said Kate Duchene, CEO of RGP. “The team at CloudGo brings deep expertise and proven capabilities in solving their clients’ challenges with innovative approaches that recognize the unique needs of their businesses. These capabilities strengthen our position as a full-service human capital partner and enhance our ability to meet the evolving needs of our global clients. Importantly, this team aligns well with our rich culture of client centricity and always placing people first, and I’m very pleased to welcome CloudGo to the RGP family.”

CloudGo’s strategic capabilities and regional positioning will play a key role in RGP’s growth plans for its digital consulting business. RGP intends to have CloudGo serve as the platform for Veracity's digital business in APAC and provide expanded ServiceNow capability to serve the U.S. and European markets. Furthermore, the combination provides CloudGo’s customers with access to RGP’s full portfolio of services and solutions.

Bhadresh Patel, CEO of Veracity and Chief Digital Officer at RGP, stated, “Together, we will be able to offer both Veracity’s and CloudGo’s customers access to our collective capabilities and solutions. This combination should enable us to more quickly expand our reach across the APAC region, and it positions us to better support our clients globally.”

Rory Fitzpatrick, Co-founder and Managing Director of CloudGo, stated, “We are thrilled to be joining forces with Veracity. Our great cultural fit and combined value proposition will enable us to deliver more digital workflows to more customers, provide great career opportunities for our teams and strengthen our position as a preferred Elite ServiceNow partner in the APAC region.”

Rahul Garg, Co-founder and Director of CloudGo, said, “The synergy between CloudGo and Veracity is undeniable. This acquisition propels us into a new realm of possibilities, enabling us to better serve our clients and make a more significant impact in the market.”

Clearsight Advisors, Inc., served as exclusive financial advisor to RGP in connection with the transaction.

ABOUT RGP

Recently named among Forbes’ World’s Best Management Consulting Firms for 2023, RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, expert and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success.

We attract top-caliber professionals with in-demand skill sets who seek a workplace environment characterized by choice and control, collaboration and human connection. The trends in today’s marketplace favor flexibility and agility as businesses confront transformation pressures, severe skilled labor shortages and speed-to-market challenges. Our client engagement and talent delivery model offers speed and agility, strongly positioning us to help our clients transform their businesses and workplaces, especially at a time where high-quality talent is scarce and reliance on a flexible workforce to execute transformational projects is increasingly imperative.

With approximately 3,800 professionals collectively engaged with over 1,900 clients around the world from 41 physical practice offices and multiple virtual offices, we are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served 88% of the Fortune 100.

RGP is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

ABOUT VERACITY

Veracity, a wholly owned subsidiary of RGP, headquartered in Glen Allen, Virginia, is a digital transformation firm, bringing omni-channel end-to-end solutions to its clients, combining people-first design expertise with leading-edge technology. Veracity was founded in 2015 with a small, accomplished group of consultants offering innovative solutions for Fortune 500 clients. RGP acquired Veracity in 2019 as a platform for its digital consulting business. Now, Veracity and RGP work together seamlessly to deliver transformational outcomes for an ever-demanding digital world.

ABOUT CLOUDGO

Founded in 2016 by Rory Fitzpatrick and Rahul Garg, CloudGo is a consulting firm and Elite ServiceNow partner. Headquartered in Singapore, CloudGo’s team of nearly 80 employees currently serves the Singapore and Australia markets, and has a delivery center in India. CloudGo’s offerings solve business problems with digital workflows that matter, helping their customers modernize legacy applications and processes while delivering great experiences for customers and teams. CloudGo is one of the largest, fastest growing and most highly certified Elite ServiceNow partners worldwide.

Contacts

RGP Investor Contact:
Jenn Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jenn.ryu@rgp.com

RGP Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com